EXHIBIT 99.1

For Immediate Release

For more information, contact:

Darin Janecek, Chief Financial Officer
ARI Network Services, Inc.
Phone: (414) 973-4300

Investor Contact:
Joe Dorame, Robert Blum, Joe Diaz
Lytham Partners, LLC
Phone: (602) 889-9700
aris@lythampartners.com

ARI Network Services Announces Fiscal Year 2013 First Quarter Financial Results

Milwaukee, Wis., December 17, 2012 – ARI Network Services (OTCBB: ARIS), a leader in creating, marketing, and supporting software, SaaS, and DaaS solutions that connect consumers, dealers, distributors, and manufacturers in selected vertical markets, reported financial results today for the first quarter of fiscal 2013 ended October 31, 2012.

Highlights for the quarter included:

•
On August 17, 2012 the Company acquired substantially all of the assets of Ready2Ride, Inc. (“R2R”), the first-to-market and leading provider of aftermarket fitment data to the powersports industry, adding approximately $134,000 to revenue for the first quarter of fiscal 2013.

•	Total revenue for the first quarter of fiscal 2013 increased 9.8% to $5.9 million compared to $5.4 million in fiscal 2012.

•	Recurring revenue for the quarter increased 8.9% to $4.9 million, or 83.1% of total revenue, from $4.5 million, or 83.9% of total revenue, in fiscal 2012.

•	For the quarter ended October 31, 2012, churn (the measure of customers that do not renew) improved approximately 21.2% compared to the same quarter last year.

•
Subsequent to the end of quarter, on November 28, 2012, ARI acquired the assets of the Retail Division of Fifty Below Sales & Marketing, Inc., a leading provider of dealer websites to the powersports, auto and tire aftermarket, medical equipment, and pool and spa industries.

Fiscal Year 2013 First Quarter Financials

ARI reported revenue of $5.9 million for the first quarter of fiscal 2013 versus $5.4 million for the same period last year; an increase of 9.8%. Recurring revenue comprised approximately 83.1% of total year to date revenue in fiscal 2013, compared to 83.9% for the same period last year.

Total operating expenses increased 12.0% from $3.8 million for the three months ended October 31, 2011 to $4.2 million for the three months ended October 31, 2012. This increase was primarily due to legal fees related to the Company’s business development activities.  Operating income for the quarter was $303,000 compared to $496,000 for the same period last year.

The company reported income before tax of $239,000, or $0.03 per share, for the quarter ended October 31, 2012, compared to $440,000 or $0.06 per share for the same period last year.  Net income was $113,000 or $0.01 per share for the quarter ended October 31, 2012, compared to $272,000 or $0.03 per share for the same period last year.

EBITDA, a non-GAAP measure, was $1.0 million for the first quarter of fiscal 2013, compared to $1.2 million for the same period last year.

Management Discussion

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “I am very pleased to report that we have achieved 9.8% year-over-year revenue growth in the first quarter of fiscal 2013 continuing to make progress toward our goal of double digit growth. Total revenue for the quarter was $5.9 million, of which 83% is recurring revenue.  ”

Mr. Olivier continued, “We are very focused on the execution of our revenue growth strategy and are making strategic investments to achieve this growth.  In addition to the R2R acquisition, on November 28, 2012, we acquired the Retail Services Division of Fifty Below Sales and Marketing, Inc. (“50 Below”) which is a leading provider of eCommerce websites in the powersports, automotive tire & wheel aftermarket, medical equipment and pool and spa industries, adding over 3,000 new dealers to our customer base and opening us up to new markets.

The R2R acquisition is consistent with our strategic objectives to launch new products and provide differentiated content to our customers.  R2R has a unique database of powersports parts, garments, and accessories that will help our dealers sell more stuff.  We plan on launching a new product based on that database in February 2013 and we believe that it will provide nice growth in our catalog segment in the coming years.

The 50 Below acquisition is consistent with our objective of being a market share leader in the markets we serve.  The combined entity’s powersports dealer websites positions ARI as a leader in the space. In addition, it provides ARI an entry into the automotive aftermarket space, a new vertical for us.  We now have over 2,000 wheel and tire dealer websites and believe we can grow that business in the coming years.  This new vertical is larger than all of our current verticals combined and we believe our core competencies translate well into this new space as we expect it to be a driver of top-line growth in the coming years.”

Darin Janecek, Chief Financial Officer of ARI, commented, “Our strategic investments over the past year are beginning to pay dividends in the form of recurring revenue growth.  Our two recent acquisitions will provide further growth; combined, ARI now powers more than 5,000 dealer websites, providing an even greater opportunity to sell value-added features and enhancements to existing customers.  While we believe we will be through with the non-recurring costs associated with the acquisitions by the end of the third fiscal quarter, our overall fiscal year operating income and cash flows will be impacted. However, we expect to enter fiscal 2014 with momentum as a much larger and dominant player in the vertical markets we serve, and our increased revenue base will further leverage our fixed operating costs.”

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

First quarter Conference Call

ARI will conduct a conference call today, Monday December 17, 2012 at 4:30 pm EST to review the financial results for the first quarter of fiscal 2013 ended October 31, 2012. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the Company’s website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10022072. A web cast replay will be available in the Investor Relations section of the Company’s website at http://www.arinet.com until the next earnings conference call.

About ARI
ARI Network Services, Inc. (“ARI” or the “Company”) is a leader in creating, marketing, and supporting software, software as a service (“SaaS”) and data as a service (“DaaS”) solutions that enhance revenue and reduce costs for our customers. Our innovative, technology-enabled solutions connect the community of consumers, dealers, distributors, and manufacturers to help our customers efficiently service and sell more whole goods, parts, garments, and accessories (“PG&A”) worldwide in selected vertical markets that include powersports, outdoor power equipment, marine, and white goods.  We estimate that more than 22,000 equipment dealers, 140 manufacturers, and 195 distributors worldwide leverage our technology to drive revenue, gain efficiencies and increase customer satisfaction.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2012, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	(Unaudited)
	Three months ended October 31
	2012	2011
Net revenue	$5,942	$5,410
Cost of revenue	1,408	1,136
Gross profit	4,534	4,274
Operating expenses:
Sales and marketing	1,046	1,033
Customer operations and support	1,008	846
Software development and technical support (net of capitalized software product costs)	577	388
General and administrative	1,320	1,108
Restructuring	-	-
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	280	403
Net operating expenses	4,231	3,778
Operating income	303	496
Other income (expense):
Interest expense	(68)	(62)
Gain on sale of a component of the business	-	-
Other, net	4	6
Total other income (expense)	(64)	(56)
Income before provision for income tax	239	440
Income tax benefit (expense)	(126)	(168)
Income from continuing operations	113	272
Discontinued operations, net of tax	-	-
Net income	$113	$272

Net income per common share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	October 31	July 31
	2012	2012
ASSETS
Cash and cash equivalents	$261	$1,350
Trade receivables, less allowance for doubtful accounts of $251and $215 at October 31, 2012 and July 31, 2012, respectively	1,364	1,187
Work in process	270	151
Prepaid expenses and other	768	766
Deferred income taxes	2,632	2,686
Total current assets	5,295	6,140
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,645	2,592
Leasehold improvements	609	584
Furniture and equipment	2,304	1,989
	5,558	5,165
Less accumulated depreciation and amortization	3,408	3,214
Net equipment and leasehold improvements	2,150	1,951
Capitalized software product costs:
Amounts capitalized for software product costs	19,009	18,247
Less accumulated amortization	15,694	15,298
Net capitalized software product costs	3,315	2,949
Deferred income taxes	2,392	2,443
Other long term assets	1,032	148
Other intangible assets	2,224	1,439
Goodwill	5,972	5,439
Total assets	$22,380	$20,509

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	October 31	July 31
	2012	2012
LIABILITIES
Current borrowings on line of credit	$220	$-
Current portion of long-term debt	1,085	1,084
Current portion of contingent liabilities	331
Accounts payable	530	725
Deferred revenue	4,717	4,926
Accrued payroll and related liabilities	845	758
Accrued sales, use and income taxes	119	216
Other accrued liabilities	574	214
Current portion of capital lease obligations	118	150
Total current liabilities	8,539	8,073
Long-term debt	3,640	2,888
Long-term portion of contingent liabilities	418	-
Capital lease obligations	41	58
Other long term liabilities	255	274
Total non-current liabilities	4,354	3,220
Total liabilities	12,893	11,293

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at October 31, 2012 and July 31, 2012, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at October 31, 2012 and July 31, 2012, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 8,169,550 and 8,037,750 shares issued and outstanding at October 31, 2012 and July 31, 2012, respectively	8	8
Common stock warrants and options	1,324	1,287
Additional paid-in capital	96,062	95,931
Accumulated deficit	(87,896)	(88,009)
Other accumulated comprehensive loss	(11)	(1)
Total shareholders' equity	9,487	9,216
Total liabilities and shareholders' equity	$22,380	$20,509